UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2014

Southside Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Texas	0-12247	75-1848732
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 S. Beckham, Tyler, Texas	75701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (903) 531-7111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

On December 17, 2014, Southside Bancshares, Inc., a Texas corporation (“Southside” or the “Company”), completed its previously announced acquisition of OmniAmerican Bancorp, Inc., a Maryland corporation (“OmniAmerican”) pursuant to an Agreement and Plan of Merger, dated April 28, 2014, by and among Southside, Omega Merger Sub, Inc., a wholly-owned subsidiary of Southside (“Omega Sub”), and OmniAmerican (the “Merger Agreement”). Pursuant to the Merger Agreement, Omega Sub merged with and into OmniAmerican, with OmniAmerican as the surviving corporation (the “First Merger”). Subsequent to the First Merger, OmniAmerican merged with and into Southside, with Southside as the surviving corporation (the “Second Merger”). Immediately following the Second Merger, OmniAmerican Bank, a federal savings association and, prior to the First Merger, a wholly-owned subsidiary of OmniAmerican, merged with and into Southside Bank, a Texas banking corporation and wholly-owned subsidiary of Southside, with Southside Bank surviving the merger and continuing its corporate existence under the name “Southside Bank” (the “Bank Merger,” and collectively with the First Merger and the Second Merger, the “Mergers”).

Pursuant to the Merger Agreement, OmniAmerican stockholders received 0.4459 of a share of Southside common stock (the “Stock Consideration”) and $13.125 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”) for each outstanding share of OmniAmerican common stock held immediately prior to the effective time of the First Merger. Each outstanding share of Southside common stock remained outstanding and was unaffected by the Mergers.

Immediately prior to the effective time of the First Merger, (i) each unvested option to acquire shares of OmniAmerican common stock was vested conditioned upon the consummation of the First Merger, and (ii) each outstanding option to purchase shares of OmniAmerican common stock (the “Options”) was canceled as of the effective time of the First Merger in exchange for the right to receive a cash payment per share of OmniAmerican common stock subject to such Option equal to the excess (if any) of (a) the sum of (x) the Cash Consideration payable with respect to one share of OmniAmerican common stock and (y) the value of the Stock Consideration payable with respect to one share of OmniAmerican common stock (with such value determined based on the closing price of the Southside’s common stock on the last trading day immediately preceding the effective time of the First Merger) over (b) the exercise price per share of OmniAmerican common stock subject to such cancelled Option. Immediately prior to the effective time of the First Merger, each unvested share of OmniAmerican restricted stock was vested conditioned upon the consummation of the First Merger and each share of OmniAmerican restricted stock became entitled to receive the Merger Consideration.

The foregoing description of the Mergers and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference to Exhibit 2.1.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed in Southside’s Current Report on Form 8-K that was filed on November 24, 2014, upon completion of the First Merger, the board of directors of the Company (the “Board”) was expanded by two to 15 members, with S. Elaine Anderson and Patricia A. Callan, each of whom previously served as a director of OmniAmerican, being appointed to the Board, effective as of the effective time of the First Merger. Ms. Anderson also previously served as the Chairman of the Board of OmniAmerican. Ms. Anderson was also appointed to serve on the Board’s Audit Committee and Ms. Anderson was appointed to serve on the Board’s Compensation Committee.

Ms. Anderson’s and Ms. Callan’s terms of office will expire at the Company’s 2015 annual meeting of shareholders. Compensatory arrangements for the two new directors are consistent with the Company’s previously disclosed standard arrangements for non-employee directors. Such arrangements are described in the Company’s proxy statement for its 2014 annual meeting of shareholders filed on March 14, 2014, which disclosure is incorporated herein by reference.

Neither Ms. Anderson nor Ms. Callan has engaged in any transaction with the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01    Other Events.

On December 18, 2014, Southside issued a press release announcing the completion of the Mergers. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.     Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro forma financial information.

The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d)    Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated April 28, 2014, by and among Southside Bancshares, Inc., Omega Merger Sub, Inc. and OmniAmerican Bancorp, Inc. (incorporated by reference to Exhibit 2 to the Company’s Quarterly Report on Form 10-Q, as filed on May 9, 2014).

99.1	Press Release dated December 18, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southside Bancshares, Inc.

Date: December 18, 2014	By:	/s/ Sam Dawson
Sam Dawson
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated April 28, 2014, by and among Southside Bancshares, Inc., Omega Merger Sub, Inc. and OmniAmerican Bancorp, Inc. (incorporated by reference to Exhibit 2 to the Company’s Quarterly Report on Form 10-Q, as filed on May 9, 2014).

99.1	Press Release dated December 18, 2014.